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                                                                  EXECUTION COPY
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                            ASSET PURCHASE AGREEMENT


                                 by and between

                         EES COKE BATTERY COMPANY, INC.

                                      and

                           NATIONAL STEEL CORPORATION



  For the Purchase and Sale of the Number 5 Coke Battery and Coke By-Products
                Production Facilities located at National Steel
          Corporation's Great Lakes Division in River Rouge, Michigan



                    --------------------------------------


                           Dated:  as of June 6, 1997


                    ---------------------------------------



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

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  DEFINITIONS

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
SECTION 1.1     Defined Terms............................................................ 2
SECTION 1.2     Construction of Certain Terms and Phrases................................ 2

                                  ARTICLE II

     SALE OF ASSETS AND CLOSING
SECTION 2.1     Assets................................................................... 3
SECTION 2.2     Liabilities.............................................................. 3
SECTION 2.3     Purchase Price and Payment............................................... 4
SECTION 2.4     Closing.................................................................. 4
SECTION 2.5     Further Assurances....................................................... 5
SECTION 2.6     Third Party Consents..................................................... 5
SECTION 2.7     Taxes.................................................................... 5
SECTION 2.8     Property Tax Abatement................................................... 5

                                  ARTICLE III

     REPRESENTATIONS AND WARRANTIES OF NSC
SECTION 3.1     Power, Authority, No Contravention....................................... 6
SECTION 3.2     Third Party Consents and Governmental Approvals.......................... 6
SECTION 3.3     Litigation............................................................... 7
SECTION 3.4     Compliance With Laws..................................................... 7
SECTION 3.5     Complete Information..................................................... 7
SECTION 3.6     Status and Performance of Coke Facilities................................ 7
SECTION 3.7     Qualified for Section 29 Credits......................................... 7
SECTION 3.8     Financial Statements..................................................... 9
SECTION 3.9     No Intent to Defraud..................................................... 9
SECTION 3.10    Title.................................................................... 9

                                  ARTICLE IV

     REPRESENTATIONS AND WARRANTIES OF EES COKE
SECTION 4.1     Power, Authority, No Contravention.......................................10
SECTION 4.2     Litigation...............................................................10
SECTION 4.3     Financial Statements.....................................................10
SECTION 4.4     No Actual Knowledge of Inaccuracies......................................10

                                   ARTICLE V

     COVENANTS OF NSC
SECTION 5.1     Removal of Property......................................................11
SECTION 5.2     Pay Down of Debt.........................................................11
SECTION 5.3     Tax Position.............................................................11
SECTION 5.4     Air Emission Credits.....................................................11

                                  ARTICLE VI

     COVENANTS OF EES COKE
SECTION 6.1     Tax Position.............................................................12
SECTION 6.2     Securities and Exchange Act of 1934......................................12
SECTION 6.3     Enforcement of Confidentiality Agreements................................12
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                               TABLE OF CONTENTS
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                                  ARTICLE VII

     CONDITIONS TO OBLIGATIONS OF ERS COKE
SECTION 7.1     Officers' Certificates...................................................12
SECTION 7.2     Governmental Approvals...................................................13
SECTION 7.3     Consents.................................................................13
SECTION 7.4     Opinion of Counsel.......................................................13
SECTION 7.5     Assignment and Assumption Instruments....................................13
SECTION 7.6     Project Contracts........................................................13
SECTION 7.7     Warranties...............................................................13
SECTION 7.8     Releases.................................................................13
SECTION 7.9     Title Insurance..........................................................14
SECTION 7.10    Air Operating Permit.....................................................14
SECTION 7.11    Operating Manual.........................................................14
SECTION 7.12    Independent Engineer Report..............................................14
SECTION 7.13    Environmental Fund Documents.............................................14
SECTION 7.14    Taxes....................................................................14

                                 ARTICLE VIII

     CONDITIONS TO OBLIGATIONS OF NSC
SECTION 8.1    Officers' Certificates....................................................15
SECTION 8.2    Assignment and Assumption Instruments.....................................15
SECTION 8.3    Opinion of Counsel........................................................15
SECTION 8.4    Governmental Approvals....................................................15
SECTION 8.5    Project Contracts.........................................................16
SECTION 8.6    Approval of Operating Manual..............................................16
SECTION 8.7    Approval of Closing Project Proforma......................................16
SECTION 8.8    Right of First Refusal from Lenders.......................................16
SECTION 8.9    Debt Service Ratio........................................................16
SECTION 8.10   Consents..................................................................16
SECTION 8.11   Releases..................................................................16
SECTION 8.12   Sale of Coal..............................................................16

                                  ARTICLE IX

     SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
     NO OTHER REPRESENTATION AND WARRATIES
SECTION 9.1    Survival of Representations and Warranties................................16
SECTION 9.2    No Other Representations or Warranties....................................18
SECTION 9.3    Limitation of Liability...................................................18
SECTION 9.4    Indemnity Procedures......................................................18
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                                      ii
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                              TABLE OF CONTENTS
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                                   ARTICLE X
     MISCELLANEOUS
SECTION 10.1   Notices..................................................................20
SECTION 10.2   Entire Agreement.........................................................21
SECTION 10.3   Confidentiality..........................................................21
SECTION 10.4   Required Disclosure......................................................22
SECTION 10.5   Waiver...................................................................23
SECTION 10.6   Amendment................................................................23
SECTION 10.7   No Third Party Beneficiary...............................................23
SECTION 10.8   Assignment...............................................................23
SECTION 10.9   Headings.................................................................23
SECTION 10.10  Invalidity...............................................................24
SECTION 10.11  Counterparts.............................................................24
SECTION 10.12  Governing Law............................................................24
SECTION 10.13  Termination..............................................................24
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APPENDIX A               DEFINITIONS

EXHIBIT A           FORM OF NSC COUNSEL OPINION
EXHIBIT B           FORM OF EES COKE COUNSEL OPINION

SCHEDULE 2.1(a)     DESCRIPTION OF PROJECT ASSETS
SCHEDULE 2.1(b)     DESCRIPTION OF EXCLUDED ASSETS
SCHEDULE 2.2        DESCRIPTION OF ASSUMED LIABILITIES
SCHEDULE 2.3(a)     ALLOCATION OF PURCHASE PRICE
SCHEDULE 2.4        LIST OF ASSIGNMENT AND ASSUMPTION INSTRUMENTS
SCHEDULE 2.6        THIRD PARTY CONSENTS
SCHEDULE 3.2        GOVERNMENTAL APPROVALS
SCHEDULE 3.3        NSC LEGAL PROCEEDINGS
SCHEDULE 3.4        COMPLIANCE WITH LAWS
SCHEDULE 3.7        BATTERY START-UP AND BATTERY FUNCTIONAL TEST CERTIFICATES
SCHEDULE 4.2        EES COKE LEGAL PROCEEDINGS
SCHEDULE 5.1        NSC PROPERTY TO BE REMOVED FROM SITE

                                      iii
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                              TABLE OF CONTENTS

                                                                           Page
                                                                           ----

SCHEDULE 7.7        WARRANTIES TO BE ASSIGNED TO EES COKE
SCHEDULE I          LIST OF NSC EMPLOYEES
SCHEDULE II         LIST OF BY-PRODUCTS SALES AGREEMENTS



Note: The exhibits and schedules shown above are not included in this Form 8-K filing. National Steel Corporation agrees to furnish supplementally copies of these exhibits and schedules to the Commission on request.

                           ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of June 6, 1997 by and between EES COKE BATTERY COMPANY, INC., a Michigan corporation, ("EES Coke") and NATIONAL STEEL CORPORATION, a Delaware corporation ("NSC") (EES Coke and NSC each a "Party" and collectively, the "Parties").


                                 RECITALS:

     1. WHEREAS, NSC owns and operates the Number 5 coke battery (as described in Schedule 2.1(a), the "Coke Battery"), and related by-products facilities and ancillary equipment and fixtures (as described in Schedule 2.1(a), the "By-Products Facility") relating thereto located at the Great Lakes Facility on Zug Island, River Rouge, Michigan (the Coke Battery and By-Products Facility collectively, the "Coke Facilities");

     2. WHEREAS, NSC desires to sell, transfer and assign to EES Coke, and EES Coke desires to purchase and acquire from NSC, the Coke Facilities and all other Project Assets pursuant to the terms and conditions of this Agreement; and

     3. WHEREAS, EES Coke has agreed to assume certain of the liabilities of NSC in connection with the purchase of the Project Assets on the terms and conditions set forth in this Agreement, and NSC has simultaneously agreed in a separate Environmental Indemnity and Environmental Fund Agreement, dated as of the date hereof, to indemnify EES Coke for certain potential environmental claims and to establish a fund which EES Coke will have access to in the event EES Coke incurs any liability as a result of non-compliance by NSC with certain environmental laws; and

     4. WHEREAS, EES Coke and NSC have simultaneously entered into certain other Project Contracts.

     NOW, THEREFORE, in consideration of the mutual covenants, undertakings and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     SECTION 1.1 Defined Terms. Unless otherwise indicated, capitalized terms used in this Agreement or in any Exhibit or Schedule hereto shall have the meanings set forth in Appendix A hereto.

     SECTION 1.2 Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof", "herein", "hereby", "hereto" and similar words refer to this entire Agreement and not any particular Article, Section, Clause, Exhibit, Appendix or Schedule or any other subdivision of this Agreement; (d) references to "Article", "Section", "Clause", "Exhibit", "Appendix" or "Schedule" are to the Articles, Sections, Clauses, Exhibits, Appendices and Schedules, respectively, of this Agreement; (e) the words "include" or "including" shall be deemed to be followed by "without limitation" or "but not limited to" whether or not they are followed by such phrases or words of like import; and (f) references to "this Agreement" or any other agreement or document shall be construed as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. All accounting terms used herein and not expressly defined herein shall have the meanings given to them under generally accepted accounting principles as in effect on the Closing Date.

                                  ARTICLE II

                          SALE OF ASSETS AND CLOSING

     Section 2.1 Assets. (a) Project Assets Transferred at Closing. On the terms and subject to the conditions set forth in this Agreement, NSC shall sell, assign, transfer and deliver to EES Coke, and EES Coke shall purchase, assume and pay for, at the Closing, all of NSC's right, title and interest in and to the Project Assets described in Schedule 2.1(a), free and clear of all Liens.

     (b) Excluded Assets. NSC is not selling or transferring to EES Coke any of NSC's right, title or interest in and to the facilities, equipment and rights described in Schedule 2.1(b) (the "Excluded Assets").

     Section 2.2 Liabilities. (a) Assumed Liabilities. In connection with the sale, assignment, transfer and delivery of the Project Assets pursuant to this Agreement, on the terms and subject to the conditions set forth in this Agreement, at the Closing, EES Coke shall, from and after the Closing Date, assume and agree to pay, perform and discharge when due only those obligations of NSC arising in connection with the ownership, operation and maintenance of the Coke Facilities and which are described in Schedule 2.2 (the "Assumed Liabilities"), and no others. EES Coke shall discharge in a timely manner or shall make adequate provision for any and all of the Assumed Liabilities, including all liabilities under all Contracts or in respect of inventory (including all purchase orders, advices or commitments), listed on Schedule 2.2. EES Coke shall at all times indemnify and hold harmless NSC in respect of all Assumed Liabilities, provided that EES Coke shall have the right to contest, in good faith and through appropriate proceedings, any claim or liability asserted in respect thereof by any Person.

     (b) Apportionment of Certain Accrued Liabilities. The following items shall be apportioned as of 11:59 p.m. of the day immediately preceding the Closing Date:

          (i) Property Taxes shall be pro-rated on a due date basis. A due date basis means that Property Taxes are deemed to have been paid with respect to the twelve (12) month period following the date that the taxes initially become due and payable; and

          (ii) amounts due or accrued as of the Closing Date on any Contracts constituting Assumed Liabilities pursuant to paragraph (a) above;

provided that no such item shall be apportioned if the amount accrued for such item as of the Closing Date is less than five thousand dollars ($5,000), and EES Coke shall be responsible for payment of all such non-apportioned items.

     (c) Retained Liabilities. Except for the Assumed Liabilities, EES Coke shall not assume by virtue of this Agreement or the transactions contemplated hereby, and shall have no liability for, any Liabilities of NSC related to the Project Assets of any kind, character or description whatsoever (the "Retained Liabilities"). NSC shall discharge in a timely manner or shall make adequate provision for any and all of the Retained Liabilities, including all liabilities of NSC under all Contracts or in respect of inventory (including all purchase orders, advices or commitments), not described in Schedule 2.2. NSC shall at all times indemnify and hold harmless EES Coke in respect of all Retained Liabilities, provided that NSC shall have the right to contest, in good faith and through appropriate proceedings, any claim or liability asserted in respect thereof by any Person.

     Section 2.3 Purchase Price and Payment. (a) The purchase price for the Project Assets to be sold, assigned, transferred and delivered to EES Coke shall be Two Hundred Thirty-Three Million Eight Hundred Eighty-Four Thousand One Hundred Seventy-Two Dollars ($233,884,172) (the "Purchase Price"). Except as otherwise agreed to by the Parties, the Purchase Price shall be deemed to be allocated among the Project Assets as set forth on Schedule 2.3(a), and the Parties agree to file all tax reports, returns and claims and other statements consistent with such allocation and shall not make any inconsistent written statement or take any inconsistent position on any returns, on any refund claim, during the course of any Internal Revenue Service or other tax audit or appeal, for any financial or regulatory purpose, in any litigation or any investigation or otherwise, so long as there exists a reasonable basis in law to maintain such allocation.

     (b) At Closing, EES Coke shall pay to NSC the Purchase Price in immediately available funds by wire transfer into an account of NSC (as designated in writing by NSC).

     Section 2.4 Closing. The Closing shall take place at the offices of Hunton & Williams, 1900 K Street, N.W., Washington, D.C. 20006, on the Closing Date, or at such other place and time as NSC and EES Coke mutually agree. Simultaneously with the delivery of the cash consideration referred to in Section 2.3, at the Closing each of NSC and EES Coke shall execute and deliver or cause to be executed and delivered all documents listed on Schedule 2.4 (collectively, the "Assignment and Assumption Instruments"). The Closing shall be effective as of 12:01 A.M. on the Closing Date.

     Section 2.5 Further Assurances. On the terms and subject to the conditions of this Agreement, at any time or from time to time after the Closing, each of EES Coke and NSC, without further compensation, shall execute and deliver such other instruments of sale, assignment, assumption, transfer, delivery and confirmation, provide such materials and information and take such other actions as either Party may reasonably deem necessary in order to give effect to the rights of EES Coke and NSC hereunder.

     Section 2.6 Third Party Consents. On or before the Closing, NSC shall use its commercially reasonable efforts to obtain and deliver to EES Coke, at NSC's sole cost and expense, all third party consents and releases necessary to permit NSC to sell, transfer, convey and assign all of its right, title and interest in and to the Project Assets free and clear of all Liens ("Third Party Consents"). A list of all such Third Party Consents (other than Governmental Approvals) is set forth on Schedule 2.6.

     Section 2.7 Taxes. EES Coke shall pay all transfer fees, sales, use and value-added taxes or similar fees or Taxes and penalties with respect thereto in connection with the execution and delivery of this Agreement or the sale, assignment, transfer and delivery of the Project Assets as contemplated hereunder regardless of which Party such Taxes may be imposed upon or assessed against.

     Section 2.8 Property Tax Abatement. At NSC's reasonable request, EES Coke shall diligently pursue, with NSC's cooperation, the transfer to EES Coke of the Certificate and Abatement Agreement (each as defined in the Coke Sales Agreement) relating to the Coke Battery in effect on the Closing Date and will use its commercially reasonable efforts to amend such Certificate and Abatement Agreement concerning the forgiveness of any obligation of NSC to repay to the taxing jurisdictions the tax abatement benefits for the last four (4) years of the twelve (12) years covered by such Certificate to the extent the Parties agree that such an amendment is in the best interests of NSC. In addition, at NSC's request, EES Coke shall, with NSC's cooperation, diligently contest any action of a Governmental Authority seeking to increase (or to prevent the reduction of) property taxes relating to the Coke Battery and, where reasonable grounds exist to do so, diligently pursue all lawful means to obtain a reduction of such property taxes. Notwithstanding the foregoing, EES Coke shall not be obligated to pursue such matters unless NSC agrees to reimburse EES Coke for the reasonable costs and expenses (including reasonable attorneys' fees) incurred by EES Coke in connection with such actions.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF NSC


     NSC hereby represents and warrants to EES Coke as of the date hereof and as of the Closing Date as follows:

     Section 3.1 Power, Authority, No Contravention: (i) The execution of, delivery of and performance under this Agreement by NSC (a) have been duly authorized by all necessary corporate action of NSC, and this Agreement constitutes the valid, binding and enforceable obligation of NSC, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, other similar Laws now or hereafter in effect relating to or affecting creditor's rights or the relief of debtors generally and by general principles of equity and public policy and the discretion of the court before which any proceeding therefor may be brought, whether enforceability is considered in a proceeding in law or equity, and (b) do not violate or conflict with any charter, bylaw, Law, Contract or obligation applying to NSC or any of its properties, other than such violations and conflicts that would not reasonably be expected to impair NSC's ability to perform in all material respects its obligations under this Agreement; (ii) except as otherwise provided on Schedule 2.6 or Schedule 3.2, no consent, approval, authorization or order of any Governmental Authority or third party not already obtained is required with respect to NSC in connection with its execution and delivery of and performance of its obligations under this Agreement; and (iii) NSC is duly organized, validly existing and in good standing under the Laws of its state of incorporation and has the right, power and authority to enter into this Agreement and to perform in all material respects its obligations hereunder.

     Section 3.2 Third Party Consents and Governmental Approvals. To the best of NSC's Knowledge, all Third Party Consents (other than Governmental Approvals) are described in Schedule 2.6. To the best of NSC's Knowledge, all material Governmental Approvals related to the Coke Facilities and to the operations of the Great Lakes Facility on Zug Island that are required to operate the Coke Facilities substantially as currently operated are listed on Schedule 3.2. Except as set forth in Schedule 3.2, all such Governmental Approvals are in full force and effect. NSC shall use all reasonable efforts to assist EES Coke in obtaining a transfer to EES Coke of those Governmental Approvals currently held by NSC that are required by applicable Law to be in EES Coke's name after the Closing Date.

     Section 3.3 Litigation. (a) Except as set forth on Schedule 3.3, there is no pending or, to the best of NSC's Knowledge, threatened action, suit, investigation, arbitration or other proceeding that would reasonably be expected to have a material adverse impact individually or in the aggregate on the business or financial results of NSC or that would impair the ability of NSC to perform its obligations under this Agreement and the other Project Contracts to which it is a part y.

     (b) To the best of NSC's Knowledge, there are no writs, judgments, injunctions, decrees or similar orders of any Governmental Authority outstanding against NSC which could reasonably be expected to materially adversely affect the operation or maintenance of the Project Assets by EES Coke in substantially the same manner as the Project Assets have been operated and maintained by NSC within the twelve (12) months prior to the Closing Date; provided that NSC makes no representation as to the ability of EES Coke to transfer into EES Coke's own name the certificate of operation referred to in Section 3.7(d) below.

     Section 3.4  Compliance With Laws. Except as otherwise set forth in
Schedule 3.4, NSC is in compliance with the material provisions of all Laws (including, but not limited to Environmental Laws) which are applicable to it or its operations, except for non-compliance that would not reasonably be expected to have a material adverse effect on NSC, EES Coke or the operation of the Coke Facilities.

     Section 3.5 Complete Information. To the best of NSC's Knowledge, none of the written information concerning the Project Assets provided by NSC to EES Coke or EES Coke's technical consultants, taken as a whole and after giving effect to any additional or subsequent written information provided by or on behalf of NSC to EES Coke or its advisors, contains an untrue statement of a material fact or omits to state any material fact necessary to make such written information provided by NSC, in light of the circumstances under which it was made, not misleading.

     Section 3.6 Status and Performance of Coke Facilities. The Project Assets constitute all of the facilities and equipment needed to conduct the coke-making activities and coke by-products production activities in a manner not materially different from the manner in which such activities at the Coke Facilities have been performed by NSC within the twelve (12) month period prior to the Closing Date (other than those items to be provided to EES Coke pursuant to the Common Facilities Agreement and the other Project Contracts).

     Section 3.7  Qualified for Section 29 Credits. To the best of NSC's
Knowledge: (a) no grants have been provided in connection with the construction of the Coke Facilities by the United States, a state, or a political subdivision of a state "for use in connection with [any] project" (within the meaning of Section 29(b)(3)(A)(i)(I) of the Code) which includes the Coke Facilities ("Grant"), and EES Coke acknowledges and agrees that neither (i) the personal property tax abatement obtained by NSC or any transfer thereof to EES Coke or any extension or amendment thereof with respect to the Coke Facilities ("Abatement"), nor (ii) the capital acquisition deductions ("CAD") to which NSC was entitled with respect to costs relating to the Coke Facilities for purposes of the Michigan Single Business Act Tax, as amended, MCLA (S) 208.1 et seq., will be treated as a Grant for purposes of this representation and warranty;

     (b) no proceeds of any issue of state or local government obligations have been "used to provide financing for the project" within the meaning of Code
Section 29(b)(3)(A)(i)(II), which includes the Coke Facilities ("Proceeds"), and EES Coke acknowledges and agrees that neither the Abatement nor the CAD will be treated as Proceeds for purposes of this representation and warranty;

     (c) no "subsidized energy financing" (within the meaning of Code Section 48(a)(4)(C)) has been "provided in connection with the project" (within the meaning of Code Section 29(b)(3)(A)(i)(III)) which includes the Coke Facilities ("Subsidized Energy Financing"), and EES Coke acknowledges and agrees that neither the Abatement nor the CAD will be treated as Subsidized Energy Financing for the purposes of this representation and warranty;

     (d) all licenses and permits related to air pollution, water pollution and handling of hazardous or solid waste necessary to allow NSC to lawfully operate the Coke Facilities and produce Coke had been obtained and were effective or were deemed effective by operation of law no later than December 31, 1992 (other than a certificate of operation from the Wayne County Department of Environment, Air Quality Management Division) and all such licenses and permits (other than the foregoing certificate of operation) have remained in effect since that date; provided, however, that NSC did not obtain an operating permit under former State Air Rule 208 promulgated pursuant to the Michigan Air Pollution Control Act.

     (e) the Coke Battery produced over 50,000 tons of Coke before January 1, 1993;

     (f) the original undepreciated cost of the used property utilized in the construction of the Coke Facilities was less than 20% of the cost of the Coke Facilities before depreciation;

     (g) NSC's employees began operating the Coke Battery for the production of Coke on or about November 24, 1992;

     (h)  the Coke Battery first produced Coke on or about November 24, 1992;

     (i) the Coke produced by the Coke Battery was satisfactory to NSC and was used by NSC in its blast furnaces, and the Coke Battery has continued to produce Coke since November 24, 1992 and has not been shut down except for routine maintenance and repairs;

     (j) NSC received a battery start-up certificate from Krupp Wilputte Corporation and Eichleay Engineers, Inc. (collectively, the "General Contractors") on or about November 25, 1992 pursuant to Section 12.3 of the Agreement dated November 12, 1990 by and among NSC and the General Contractors ("Battery Agreement"), and NSC received a battery functional test certificate from the General Contractors on or about November 25, 1992 pursuant to Section 12.2(c) of the Battery Agreement (a true copy of each of the battery start-up certificate and the battery functional test certificate is attached hereto as
Schedule 3.7); and

     (k) testing of the Coke Battery satisfactory to NSC that had taken place before January 1, 1993 was sufficient to allow operation of the Coke Battery to produce Coke before January 1, 1993.

     Section 3.8 Financial Statements. NSC has furnished EES Coke with copies of NSC's most recent annual audited and quarterly unaudited balance sheets and related statements of income, cash flows and changes in stockholder's equity filed with the Securities and Exchange Commission ("SEC").

     Section 3.9 No Intent to Defraud. NSC is entering into this Agreement and the other Project Contracts without the actual intent to hinder, delay or defraud any creditor of NS C.

     Section 3.10 Title. Upon consummation of the purchase of the Project Assets pursuant to the terms of this Agreement, EES Coke will have valid title to and ownership of the Project Assets. Immediately prior to the consummation of the purchase of the Project Assets, the Project Assets will not be subject to any Liens.

                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF EES COKE


     EES Coke hereby represents and warrants to NSC as of the date hereof and as of the Closing Date as follows:

     Section 4.1 Power, Authority, No Contravention: (i) The execution of, delivery of and performance under this Agreement by EES Coke (a) have been duly authorized by all necessary corporate action of EES Coke and this Agreement constitutes the valid, binding and enforceable obligation of EES Coke, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, other similar Laws now or hereafter in effect relating to or affecting creditor's rights or the relief of debtors generally and by general principles of equity and public policy and the discretion of the court before which any proceeding therefor may be brought, whether enforceability is considered in a proceeding in law or equity, and (b) do not violate or conflict with any charter, bylaw, Law, Contract or obligation applying to EES Coke or any of its properties, other than such violations and conflicts that would not reasonably be expected to impair EES Coke's ability to perform in all material respects its obligations under this Agreement; (ii) no consent, approval, authorization or order of any Governmental Authority or third party not already obtained is required with respect to EES Coke in connection with its execution and delivery of and performance of its obligations under this Agreement; and (iii) EES Coke is duly organized, validly existing and in good standing under the Laws of its state of incorporation and has the right, power and authority to enter into this Agreement and to perform in all material respects its obligations hereunder.

     Section 4.2 Litigation. Except as otherwise set forth in Schedule 4.2, there is no pending or, to the best of EES Coke's knowledge, threatened action, suit, investigation, arbitration or other proceeding that would reasonably be expected to have an adverse impact in the aggregate on the business or financial results of EES Coke or that would impair the ability of EES Coke to perform its obligations under this Agreement and the other Project Contracts.

     Section 4.3 Financial Statements. EES Coke has furnished NSC with copies of DTE Energy's most recent audited annual and unaudited quarterly balance sheets and the related statement of income, cash flows and stockholders' equity filed with the SEC.

     Section 4.4 No Actual Knowledge of Inaccuracies. None of EES Coke nor any of its Affiliates nor, to the actual knowledge of EES Coke, any of its advisors, has actual knowledge that any of the representations or warranties made by NSC in Article III hereof are inaccurate in any respect that could have a material adverse effect on EES Coke.

                                   ARTICLE V

                               COVENANTS OF NSC


     Section 5.1 Removal of Property. Within 60 days after the Closing Date, NSC shall take all commercially reasonable steps to remove all assets and properties of NSC described in Schedule 5.1 from the Coke Facilities and the Leased Premises. Such removal shall be at the sole cost and risk of NSC, including risk of loss and damage to such assets and properties.

     Section 5.2 Pay Down of Debt. On the Closing Date, NSC shall pay in full the remaining balance of its loans from NUF and NCA used to finance the construction of the Number 5 Coke Battery, unless NUF and NCA waive the due on sale clause contained in NSC's loan agreements with NUF and NCA, and NSC provides EES Coke a copy of such waiver in writing.

     Section 5.3 Tax Position. NSC shall not file any tax return or take any position in connection with a tax audit or tax proceeding that is inconsistent with the treatment of EES Coke as the owner of the Coke Facilities for federal income tax purposes from and after the Closing except to the extent required by Law or as agreed by the Parties, and upon the written request of EES Coke, NSC will file or cause to be filed such returns, take or cause to be taken such actions, and execute or cause to be executed such documents (collectively, "Corrective Actions") as may be reasonably necessary to facilitate the accomplishment of the intent hereof, provided that the taking of such Corrective Actions shall be NSC's sole obligation and liability in respect of this Section 5.3.

     Secton 5.4 Air Emission Credits. In the event that NSC permanently ceases operating its blast furnaces on Zug Island, NSC shall sell to EES Coke, at then existing fair market value rates, sufficient air emission credits to enable EES Coke to modify the then-applicable air permit(s) for the Coke Facilities to allow for the use of a substance other than blast furnace gas as the primary fuel to underfire the Coke Facilities (the "Required Credits"); provided, however, that NSC shall be under no obligation to sell the Required Credits to EES Coke (a) to the extent NSC does not own sufficient air emission credits to sell the Required Credits to EES Coke or (b) if EES Coke or any of its Affiliates have sufficient air emission credits to permit EES Coke to so modify the then-applicable air permit(s) and, provided further that NSC shall not sell or otherwise transfer to any third party any air emission credits resulting from the permanent cessation of operations of

NSC's blast furnaces or other facilities on Zug Island or at its Great Lakes Facility without first offering to sell to EES Coke that portion of the Required Credits which NSC is required to sell to EES Coke pursuant to this Section 5.4.

                                  ARTICLE VI

                             COVENANTS OF EES COKE

     Section 6.1 Tax Position. EES Coke shall not file any tax return or take any position in connection with a tax audit or tax proceeding that is inconsistent with the treatment of EES Coke as the owner of the Coke Facilities for federal income tax purposes from and after the Closing except to the extent required by Law or as agreed by the Parties.

     Section 6.2 Securities and Exchange Act of 1934. EES Coke will not take any action that would result in it being subject to Section 13 or 15(d) of the Securities and Exchange Act of 1934, as amended.

     Section 6.3 Enforcement of Confidentiality Agreements. EES Coke shall take all lawful action reasonably necessary to enforce the confidentiality agreements referred to in Section 10.3(b) and in the corresponding provisions of the other Project Contracts.

                                  ARTICLE VII

                     CONDITIONS TO OBLIGATIONS OF EES COKE

     The obligations of EES Coke hereunder to purchase the Project Assets and to assume, pay, perform and discharge the Assumed Liabilities are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by EES Coke in its sole discretion):

     Section 7.1 Officers' Certificates. NSC shall have delivered to EES Coke a certificate executed by an authorized and responsible officer of NSC, dated the Closing Date, certifying (i) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation for NSC as in effect on the date of such certificate, (ii) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of NSC authorizing the execution, delivery and performance of this Agreement and all other documents delivered by NSC in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) that no action has been taken by NSC in contemplation of the liquidation, dissolution, bankruptcy or insolvency of NSC, (iv) that each of the representations and warranties of NSC set forth in Article III of this Agreement is true and correct as of the Closing Date, and
(v) as to the incumbency and specimen signature of each representative of NSC executing this Agreement and any other document delivered in connection herewith.

     Section 7.2 Governmental Approvals. All Governmental Approvals necessary to permit NSC and EES Coke to perform their respective obligations under this Agreement and the other Project Contracts and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect and final and not subject to further review or appeal, except as permitted under applicable Law, and the termination or expiration of all waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Project Contracts shall have occurred.

    Section 7.3 Consents. Each of the Third Party Consents (or in lieu thereof, waivers) shall have been obtained by NSC and delivered to EES Coke and shall be in full force and effect.

     Section 7.4 Opinion of Counsel. EES Coke shall have received the opinion or opinions of counsel to NSC, dated the Closing Date, in the form attached hereto as Exhibit A.

     Section 7.5 Assignment and Assumption Instruments. NSC shall have executed and delivered the Assignment and Assumption Instruments to EES Coke on or prior to the Closing.

     Section 7.6 Project Contracts. Each of the Project Contracts shall have been executed by the parties thereto and delivered to EES Coke.

     Section 7.7 Warranties. On or before the Closing Date, NSC shall have, pursuant to an assignment instrument reasonably satisfactory to EES Coke, assigned or transferred to EES Coke all of the warranties and guarantees related to the Coke Facilities or the Project Assets which are set forth on Schedule 7.7; provided that NSC shall have no obligation to assign any warranty or guaranty listed on Schedule 7.7 to the extent (i) such warranty or guaranty may be assigned only with the consent of the party providing such warranty or guaranty and (ii) NSC has been unable to obtain such consent after reasonable request therefor.

     Section 7.8 Releases. NSC shall have provided to EES Coke on or before the Closing Date executed releases by NSC's lenders and other parties of all Liens held by such lenders and other parties on the Coke Facilities, in form and substance reasonably satisfactory to EES Coke.

     Section 7.9 Title Insurance. EES Coke shall have received a leasehold title insurance policy and property descriptions in form and substance reasonably satisfactory to EES Coke with respect to its interest in the Site and the Coke Facilities.

     Section 7.10 Air Operating Permit. NSC shall have obtained a Certificate of Operation from the Wayne County Department of Environment, Air Quality Management Division with respect to the Coke Facilities as required by Law and delivered a copy thereof to EES Coke which Certificate of Operation authorizes operation of the Coke Facilities at production levels based upon 1.3 million tons of charged material per year.

     Section 7.11 Operating Manual. NSC shall have delivered to EES Coke the Operating Manual for the Coke Facilities and such Operating Manual shall have been approved by NSC, EES Coke and the Independent Engineer.

     Section 7.12 Independent Engineer Report. EES Coke shall have received a report of Stone & Webster Management Consultants, Inc. in form and substance satisfactory to EES Coke with respect to the Coke Facilities, the Site, the Project Assets and such other matters as EES Coke deems necessary or advisable.

     Section 7.13 Environmental Fund Documents. The documentation establishing the Environmental Fund required pursuant to the Environmental Indemnity and Environmental Fund Agreement shall have been executed by NSC in the form of Exhibit B attached hereto.

     Section 7.14 Taxes. EES Coke shall have received evidence reasonably satisfactory to it that all Taxes required to be paid by NSC on or before the Closing Date in respect of the Project Assets or the Site have been timely paid to the appropriate taxing authorities and that the filing of all documents necessary to effect any of the releases referred to in Section 7.8 have been duly made by NSC.

     Section 7.15 No Material Adverse Change in Circumstances. Since the date of this Agreement, no event shall have occurred which shall have had a material adverse effect on the operation of the Coke Facilities or the other transactions contemplated by this Agreement and the other Project Contracts.

                                 ARTICLE VIII

                       CONDITIONS TO OBLIGATIONS OF NSC

     The obligations of NSC hereunder to sell, assign, transfer and deliver the Project Assets are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by NSC in its sole discretion):

     Section 8.1 Officers' Certificates. EES Coke shall have delivered to NSC a certificate executed by an authorized and responsible officer of EES Coke, dated the Closing Date, certifying (i) that attached thereto is a true, correct and complete copy of the Certificate of Incorporation of EES Coke as in effect on the date of such certificate, (ii) that attached thereto is a true, correct and complete copy of the resolutions adopted by the Board of Directors of EES Coke authorizing the execution, delivery and performance of this Agreement and all other documents delivered in connection herewith and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) that no action has been taken by EES Coke in contemplation of the liquidation, dissolution, bankruptcy or insolvency of EES Coke, (iv) that each of the representations and warranties of EES Coke set forth in Article IV of this Agreement is true and correct as of the Closing Date, and (v) as to the incumbency and specimen signature of each representative of EES Coke executing this Agreement, and any other document delivered in connection herewith.

     Section 8.2 Assignment and Assumption Instruments. EES Coke shall have executed and delivered the Assignment and Assumption Instruments to NSC at the Closing.

     Section 8.3 Opinion of Counsel. NSC shall have received the opinion of counsel to EES Coke, dated the Closing Date, in the form and substance attached hereto as Exhibit C.

     Section 8.4 Governmental Approvals. All Governmental Approvals necessary to permit NSC and EES Coke to perform their respective obligations under this Agreement and the other Project Contracts and to consummate the transactions contemplated hereby and thereby shall have been duly obtained, made or given and shall be in full force and effect and final and not subject to further review or appeal, and the termination or expiration of all waiting periods imposed by any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement and the other Project Contracts shall have occurred.

     Section 8.5 Project Contracts. Each of the Project Contracts shall have been executed by the parties thereto and delivered to NSC.

     Section 8.6 Approval of Operating Manual. The Operating Manual for the Coke Facilities shall have been approved by NSC, EES Coke and the Independent Engineer.

     Section 8.7 Approval of Closing Project Proforma. NSC and EES Coke shall have approved the Closing Project Proforma.

     Section 8.8 Right of First Refusal from Lenders. NSC shall have received from the Lenders a right of first refusal reasonably satisfactory to NSC to purchase the Coke Facilities in the event such Lenders ever obtain title to the Coke Facilities.

     Section 8.9 Debt Service Ratio. EES Coke shall have obtained debt financing upon terms satisfactory to EES Coke and the Closing Project Proforma shall have at least a 1.4 to 1 average debt service coverage ratio over the term of the debt financing.

     Section 8.10 Consents. Each of the Third Party Consents (or in lieu thereof, waivers) shall have been obtained by NSC and shall be in full force and effect.

     Section 8.11 Releases. On or before the Closing Date, NSC shall have received executed releases by NSC's lenders and other parties of all Liens held by such lenders and other parties on the Coke Facilities.

     Section 8.12 Sale of Coal. Simultaneous with the Closing, DTE Coal shall have purchased the Coal Inventory pursuant to the terms of and as defined in the Coal Inventory Purchase Agreement.

     Section 8.13 No Material Adverse Change in Circumstances. Since the date of this Agreement, no event shall have occurred which shall have had a material adverse effect on the transactions contemplated by this Agreement and the other Project Contracts.

                                  ARTICLE IX

                 SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                    NO OTHER REPRESENTATIONS AND WARRANTIES

     Section 9.1 Survival of Representations and Warranties. (a) The representations and warranties of NSC set forth in Article III hereof (except as to those under Section 3.7 and Section 3.10) and of EES Coke set forth in
Article IV hereof shall survive for a period of two (2) years after Closing. Any claims with respect to a breach of a representation and warranty made by a Party under this Agreement, except claims made by EES Coke with respect to the representations and warranties set forth in
Section 3.7 and Section 3.10, shall be asserted by giving written notice to the other Party (describing in reasonable detail the facts and circumstances supporting such claim) within such two (2) year period; provided that the survival period for the representations and warranties under Section 3.7 shall, with respect to each taxable year for which EES Coke claims Section 29 credits for the Coke produced from the Coke Facilities for such year, terminate at the time the indemnity for such taxable year expires in accordance with the Tax Indemnity Agreement. NOTWITHSTANDING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, THE PARTIES UNDERSTAND AND AGREE THAT NSC SHALL HAVE NO LIABILITY FOR BREACH OF ANY REPRESENTATION OR WARRANTY MADE UNDER SECTION 3.7 HEREOF UNLESS AND TO THE EXTENT SUCH BREACH IS THE RESULT OF FRAUD OR WILLFUL MISCONDUCT ON THE PART OF NSC, AND ANY SUCH BREACH SHALL BE GOVERNED BY THE PROVISIONS OF THE TAX INDEMNITY AGREEMENT. Any other claims for breaches of representations or warranties hereunder shall be net of any tax benefits (the "Tax Benefits") and insurance proceeds available to the claiming Party.

     (b) In determining Tax Benefits in respect of any claim for a breach of a representation or warranty pursuant to paragraph (a) above, the claiming Party shall initially determine such Tax Benefits and shall certify the same to the indemnifying Party. The indemnifying Party shall have the right to contest such determination through the following procedures:

          (i) The indemnifying Party and the claiming Party first shall meet to discuss such Tax Benefits and the calculation thereof. Prior to such meeting, the claiming Party shall provide to the indemnifying Party such information regarding the calculation of such Tax Benefits as the indemnifying Party may reasonably request; provided, however, that the indemnifying Party shall not have any right to examine any tax returns of the claiming Party or its consolidated filing group.

          (ii) If within ten (10) days after such initial meeting the Parties have not resolved such dispute, the indemnifying Party may request that independent nationally recognized accountants selected by the claiming Party and reasonably satisfactory to the indemnifying Party (the "Tax Accountants") resolve such dispute. The claiming Party agrees to cooperate with such Tax Accountants and, subject to a confidentiality agreement reasonably satisfactory to the claiming Party, to provide such Tax Accountants with such information related to the calculation of the Tax Benefits as the Tax Accountants may reasonably request, provided that with respect to tax returns, the claiming Party shall be required to disclose to the Tax Accountants only such portions of the consolidated tax returns of the claiming Party as are directly relevant to the issue in dispute.

          (iii) The Parties agree that the sole responsibility of the Tax Accountants shall be to verify the level of the Tax Benefits and that other matters of interpretation of this Agreement are not within the scope of the Tax Accountants' responsibility. The determination of the Tax Accountants as to the amount of such Tax Benefits shall be binding and conclusive on both Parties, absent manifest error.

          (iv) The fees and expenses of the Tax Accountants shall be borne by the indemnifying Party unless the Tax Accountants determine that there is an adjustment in the indemnifying Party's favor, in which event such fees and expenses shall be borne by the claiming Party.

     Section 9.2 NO OTHER REPRESENTATIONS OR WARRANTIES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH ABOVE IN ARTICLE III, THE PROJECT ASSETS WILL BE DELIVERED TO EES COKE "AS IS" AND "WHERE IS," WITHOUT ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY OF ANY KIND, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

     Section 9.3 Limitation of Liability. Except as otherwise set forth in the Environmental Indemnity and Environmental Fund Agreement or the Tax Indemnity Agreement, neither Party shall have any indemnification or other liability with respect to the breach of any representation or warranty that does not have a material adverse effect on the other Party. Except as may be expressly set forth in the Tax Indemnity Agreement, neither Party shall be liable for special, consequential or indirect damages with regard to any breach of a representation or warranty set forth in this Agreement. Under no circumstance shall either Party be liable to the other Party for punitive damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NSC SHALL HAVE NO LIABILITY TO EES COKE OR ANY OF ITS AFFILIATES FOR LOST TAX CREDITS EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THE TAX INDEMNITY AGREEMENT.

     Section 9.4 Indemnity Procedures. (a) Final determination. The liability of a Party required to make a payment (a "Payor") to the other Party (a "Payee") for any Claims arising out of a breach of a representation or warranty in this Agreement shall become fixed upon any of the following events (each a "Final Determination"):

          (i)   the settlement of the Claim with written consent of the Payor;

          (ii) a final decision with respect to the Claim by the appropriate court and the expiration of applicable appeal periods, unless such decision is appealed; or

          (iii) if appealed, a final non-appealable decision of a state or federal appellate court of last resort with respect to the Claim.

     (b) Payment of Claim. All payments required to be made in respect of a Claim shall be made to the Payee within ten (10) days after the notice to the Payor of the actual payment by the Payee of an amount constituting a loss in respect of such Claim, but in no event earlier than ten (10) days after the Final Determination of such Claim as provided in paragraph (a) above. For the avoidance of doubt, Claims (if any) payable under the Tax Indemnity Agreement in respect of the representations and warranties set forth in Section 3.7 hereof shall be payable to the extent and at the time set forth in the Tax Indemnity Agreement.

     (c) Procedures. (i) The Payor may, at its option and at its expense, contest and defend, and control the contest and defense of, any Claim with respect to which it has agreed it will be liable to the Payee and with respect to which it or the Payee is named as a party.

          (ii) If the Payee is also named as a party to any proceeding, the Payee shall have the right to retain counsel at its own expense to advise it with respect to such contest and defense, and, unless the interests of the Payor and the Payee with respect to such Claim are adverse, the Payor shall (x) keep the Payee and its counsel reasonably informed as to the progress of such contest and defense, (y) to the extent reasonably practicable, give the Payee and its counsel the opportunity to review and comment in advance on all written submissions and filings relevant to the Claim, and (z) consider in good faith any reasonable suggestions made by the Payee or its counsel or the request of the Payee and its counsel to submit documentation or attend those portions of any meetings and proceedings that relate to the Claim.

          (iii) The Payee shall notify the Payor in writing promptly of any potential Claim that could name the Payee as a party; provided, that the failure to provide the notice on time shall not reduce the Payor's obligations except to the extent of any additional losses suffered by the Payor or the Payee as a result of the Payee's failure to provide timely notice.

          (iv) If after receipt of payment from the Payor in respect of a Claim the Payee shall later receive a payment from another source in respect of such Claim, the Payee shall promptly refund the amount of such payment to the Payor (provided that the Payee shall not be obligated to refund an amount in excess of the amount paid by the Payor to the Payee).

          (v) The Payee shall not be indemnified by the Payor to the extent that the Payee has received payment for a Claim from another source.

          (vi) The Payor shall pay to the Payee all reasonable costs and expenses incurred by the Payee in the enforcement of this Section 9.4, if (and only if) the Payor admits, or is adjudged, to have breached its obligation to indemnify the Payee for a Claim.

                                   ARTICLE X

                                 MISCELLANEOUS

     Section 10.1 Notices. All notices, requests and other communications hereunder must be in writing and shall be delivered personally (by hand delivery or by overnight courier), or by facsimile transmission (with receipt of transmission confirmation), or mailed (certified mail postage prepaid) to the Parties at the following addresses or facsimile numbers and shall be effective upon receipt (when sent by personal delivery or certified mail) and upon receipt of transmission confirmation (when sent by facsimile):

     If to NSC, to:

                   National Steel Corporation
                   Great Lakes Division
                   #1 Quality Drive
                   Ecorse, Michigan  48229

                   Attention:      Thomas Jere

                   Facsimile:      313-297-3651

                   and Attention:  Bill Wright

                   Facsimile:      313-297-3522

                         With a copy to NSC's General Counsel at the following address and facsimile number:

                         National Steel Corporation
                         4100 Edison Lakes Parkway
                         Mishawaka, Indiana 46545-3440

                         Facsimile: 219-273-7868

     If to EES Coke, to:
                         EES Coke Battery Company, Inc.
                         425 South Main Street, Suite 201
                         Ann Arbor, Michigan 48104

                         Attention: Asset Manager

                         Facsimile: 313-668-9739

                         With a copy to EES Coke's Corporate Counsel at the same address but at the following facsimile number:

                         Facsimile: 313-668-8647

Either Party from time to time may change its address, facsimile number or other information for the purpose of notices to such Party by giving notice specifying such change to the other Party.

     Section 10.2 Entire Agreement. This Agreement and the Project Contracts to which NSC is a party constitute the entire agreement and understanding between the Parties with respect to the subject matter herein and therein and the transactions contemplated herein or therein and any and all previous understandings, proposals, negotiations, agreements, commitments and representations, whether oral or written, are merged herein or therein and are superseded hereby or thereby. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

     Section 10.3 Confidentiality. Each Party shall hold, and shall use its best efforts to cause its Affiliates, and in the case of EES Coke, any Lender to hold, in strict confidence from any other Person (other than any such Affiliate or Lender) all documents and information concerning the other Party or any of its Affiliates furnished to it by the other Party in connection with this Agreement or the transactions contemplated hereby and, in the case of EES Coke, all historical cost and historical production information and all environmental information furnished to EES Coke or its consultants, contractors or agents by NSC, unless (a) required to disclose any such information by judicial or administrative process (including in connection with obtaining from Governmental Authorities the necessary approvals of this Agreement and the transactions contemplated hereby and of the other Project Contracts) or by other requirements of Law, (b) disclosed in or pursuant to the offering statement provided to potential purchasers of EES Coke's bonds issued in connection with the acquisition of the Coke Facilities, provided that with respect to the environmental remediation report referred to in such offering statement, such potential purchasers shall be entitled to receive such report only upon the execution and delivery to EES Coke (with a copy to NSC) of a confidentiality agreement in form and substance reasonably satisfactory to NSC, or (c) disclosed in an action or proceeding brought by either Party in pursuit of its rights or in the exercise of its remedies hereunder. Notwithstanding the foregoing, this Section 10.3 shall not apply to such documents or information that were (i) previously known by the Party receiving such documents or information, (ii) in the public domain (either prior to or after the furnishing of such documents or information hereunder) through no fault of such receiving Party, or (iii) later acquired by such receiving Party from another source if such receiving Party is not aware that such source is under an obligation to the other Party to keep such documents and information confidential. Following the Closing, the foregoing restrictions shall cease to apply to EES Coke's use of documents and information furnished by NSC hereunder concerning the Project Assets or the Assumed Liabilities that are purchased or assumed, as the case may be, by EES Coke at the Closing pursuant to Section 2.4; provided that, for the avoidance of doubt, the provisions of this sentence shall not apply to any historical cost or historical production information or any environmental information furnished by NSC in connection with the transactions contemplated by this Agreement or the other Project Contracts.

     Section 10.4 Required Disclosure. Any Party required by Law or in the course of administrative or judicial proceedings, to disclose information that is otherwise required to be maintained in confidence pursuant to this Article X, may make disclosure notwithstanding the provisions of this Article; provided, however, that the Party making the disclosure shall give prior notice to the other Party of the requirement and the terms thereof and shall cooperate to the maximum extent practicable to minimize the disclosure of the information. The Party disclosing such information shall use reasonable efforts, at the other Party's cost, to obtain proprietary or confidential treatment of such information by the third party to whom the information is disclosed, and to the extent such remedies are available, shall use reasonable efforts to seek protective orders limiting the dissemination and use of the information at the other Party's cost. Moreover, this Agreement does not alter the rights of either Party to object to the Law or proceedings requiring the disclosure nor does it authorize EES Coke or any of its Affiliates to disclose otherwise confidential information in connection with any additional financing or refinancing of EES Coke (except in substantially the same scope as the initial financing specified in Section 10.3(b) above).

     Section 10.5 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by both Parties. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision unless and until such performance has been waived by such Party in writing in accordance with the terms hereof. No waiver by either Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law or otherwise afforded, shall be cumulative and not alternative.

     Section 10.6 Amendment. No modification or amendment of any provisions of this Agreement shall be valid unless it is in writing and signed by both Parties.

     Section 10.7 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each Party and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

     Section 10.8 Assignment. Neither this Agreement, nor any of the rights and obligations hereunder, may be assigned, transferred or delegated (collectively, an "Assignment") by either Party without the express prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed (it being understood that, among other circumstances, it shall not be unreasonable for NSC to withhold its consent to an Assignment by EES Coke to an NSC Competitor), provided that EES Coke may assign its rights and/or obligations under this Agreement in accordance with, and subject to the terms and conditions of, the DTE Ownership Maintenance Agreement and the Consent and Agreement.

     Section 10.9 Headings. The headings contained in this Agreement are solely for the convenience of the Parties and should not be used or relied upon in any manner in the construction or interpretation of this Agreement.

     Section 10.10 Invalidity. The invalidity or unenforceability of any provision of this Agreement shall be determined only by a court of competent jurisdiction. The Parties hereby agree to use good faith efforts to negotiate an equitable adjustment to any provisions of this Agreement determined to be invalid or unenforceable with a view toward effecting the purposes of this Agreement, and the validity or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     Section 10.11 Counterparts. The Parties may execute this Agreement in counterparts, which shall, in the aggregate, when signed by both Parties constitute one and the same instrument; and, thereafter, each counterpart shall be deemed an original instrument as against any Party who has signed it.

     Section 10.12 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

     Section 10.13 Termination. If the Closing Date does not occur by June 30, 1997, either Party may terminate this Agreement by delivering written notice to the other Party prior to the Closing Date.



                 [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, NSC and EES Coke have executed this Agreement by their duly authorized signatories as of the date first above written.



                                   EES Coke Battery Company, Inc.



                                   By: /s/ Kent L. McCargar
                                       --------------------
                                       Name: Kent L. McCargar
                                       Title: CFO



                                   National Steel Corporation



                                   By: /s/ Bernard D. Henely
                                      ----------------------
                                      Name: Bernard D. Henely
                                      Title: Senior Vice President and
                                             General Counsel

                                  APPENDIX A

                                  DEFINITIONS

     "Abatement" has the meaning ascribed to such term in Section 3.7(a).

     "Affiliate" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person. For purposes of this definition, "control" means the direct or indirect ownership of more than fifty percent (50%) of the outstanding capital stock or other equity interests having ordinary voting power.

     "Annual Operating Plan" has the meaning ascribed to it in the O&M
Agreement.

     "Asset Purchase Agreement" means the Asset Purchase Agreement, dated as of June 6, 1997, by and between EES Coke and NSC, together with the Appendix, Exhibits and Schedules thereto, pursuant to which, among other things, NSC shall sell and EES Coke shall purchase the Project Assets.

     "Assignment" has the meaning ascribed to such term in Section 10.8.

     "Assignment and Assumption Instruments" has the meaning ascribed to it in
Section 2.4.

     "Assumed Liabilities" has the meaning ascribed to it in Section 2.2(a).

     "Battery Agreement" has the meaning ascribed to it in Section 3.7(j).

     "Business Day" means any day other than a Saturday or Sunday or other than a day on which banks in the State of Michigan are authorized or required to be closed.

     "By-Products" means the by-products resulting from the production of coke from metallurgical coal in coke ovens and shall include, without limitation, coke oven gas, coke breeze, tar, light oils and sodium phenolate.

     "By-Products Facility" has the meaning ascribed to it in Recital 1.

     "By-Products Sales Agreements" means each of the By-Products Sales Agreements listed on Schedule II.

     "Claims" means with respect to any Person, any and all suits, sanctions, legal proceedings, claims, assessments, judgments, damages, penalties, fines, liabilities, demands, out-of-pocket costs, reasonable out-of-pocket expenses of whatever kind (including reasonable attorneys' fees and expenses) and losses incurred or sustained by or against such Person (but excluding any lost profits or other special, incidental, indirect, punitive or consequential damages).

     "Closing" means the closing of the transactions contemplated by Section
2.4.

     "Closing Date" means the date on which there was satisfaction or waiver of the conditions precedent specified in Article VII and Article VIII and the Closing occurred.

     "Closing Project Proforma" means the project proforma agreed to and initialed by the Parties on the Closing Date.

     "Coal Consulting Agreement" means the Coal and Transportation Consulting Agreement, dated as of June 6, 1997, by and between NSC and DTE Coal pursuant to which, among other things, NSC shall provide certain consulting services to DTE Coal.

     "Coal Inventory Purchase Agreement" means the Coal Inventory Purchase Agreement, dated as of June 6, 1997, by and between NSC and DTE Coal pursuant to which, among other things, NSC shall sell and DTE Coal shall purchase certain Coal Inventory as such term is defined therein.

     "Coal Supply Agreement" means the Coal Supply Agreement, dated as of June 6, 1997, by and between EES Coke and DTE Coal pursuant to which, among other things, EES Coke shall purchase from DTE Coal metallurgical coal for use at the Coke Facilities.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Coke" means the hard residue of carbon and original minerals in metallurgical coal remaining in coke ovens after metallurgical coal is heated, in the controlled absence of air, to 1,650 to 2,000 degrees fahrenheit.

     "Coke Battery" has the meaning ascribed to it in Recital 1.

     "Coke Facilities" has the meaning ascribed to it in Recital 1.

     "Coke Oven Gas Sales Agreement" means the Coke Oven Gas Sales Agreement, dated as of June 6, 1997, by and between EES Coke and NSC pursuant to which, among other things, NSC shall purchase from EES Coke and EES Coke shall sell to NSC coke oven gas.

     "Coke Sales Agreement" means the Coke Sales Agreement, dated as of June 6, 1997, by and between NSC and EES Coke pursuant to which, among other things, NSC shall purchase Coke from EES Coke.

     "Commodities" has the meaning ascribed to such term in the Common Facilities Agreement.

     "Common Facilities Agreement" means the Common Facilities Agreement, dated as of June 6, 1997, by and between EES Coke and NSC providing for, among other things, the provision of certain services to EES Coke.

     "Contract" means any agreement, lease, license, evidence of Indebtedness, indenture, or other contract (including any design, construction, equipment or other warranty or guarantee under any of the foregoing).

     "Consent and Agreement" means the Consent and Agreement, dated as of June 6, 1997, by and between NSC and NBD Bank, as Trustee under the Financing Documents, and agreed to by EES Coke.

     "Corrective Action" has the meaning ascribed to such term in Section 5.3.

     "DTE Ownership Maintenance Agreement" means the Ownership Maintenance Agreement, dated as of June 6, 1997, by and between NSC and DTE Energy, and agreed to by EES Coke.

     "DTE Coal" means DTE Coal Services, Inc., a Michigan corporation.

     "DTE Energy" means DTE Energy Company, a Michigan corporation.

     "Duff & Phelps" means Duff & Phelps Credit Rating Co., a New York corporation.

     "EES Coke" has the meaning ascribed to it in the first paragraph of this Agreement.

     "Environmental Indemnity and Environmental Fund Agreement" means the Environmental Indemnity and Environmental Fund Agreement, dated as of June 6, 1997, by and between NSC and EES Coke.

     "Environmental Law" means any applicable federal, state, local or governmental legal requirement governing or relating to (i) the environment,
(ii) releases or threatened releases of Hazardous Materials including, without limitation, investigations, monitoring and abatement of such releases, and (iii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Materials or materials containing Hazardous Materials.

     "Excluded Assets" has the meaning ascribed to such term in Section 2.1(b).

     "Financing Documents" means any and all loan agreements, notes, bonds, indentures, security agreements, registration or disclosure statements, subordination agreements, mortgages, deeds of trust, credit agreements, note or bond purchase agreements, participation agreements and other documents relating to the financing of the acquisition, ownership, operation or maintenance of the Coke Facilities, and all other Project Assets and any refinancing thereof provided by any Lender, including but not limited to any and all modifications, supplements, extensions, renewals and replacements of any such financing or refinancing.

     "General Contractors" has the meaning ascribed to such term in Section 3.7(j).

     "Governmental Approvals" means any authorization, consent, concession, license, permit, waiver, privilege or approval from, or filing with, or notice to, or certificate from any Governmental Authority.

     "Governmental Authority" means the federal government of the United States, any state of the United States or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity, instrumentality, agency, authority or commission.

     "Grant" has the meaning ascribed to such term in Section 3.7.

     "Great Lakes Facility" means the Great Lakes Division of National Steel Corporation, located in Ecorse and River Rouge, Michigan.

     "Ground Lease" means the Ground Lease, dated as of June 6, 1997, by and among EES Coke, NSC and Delray Connecting Railroad Company providing for, among other things, the granting to EES Coke of certain property interests in the Site.

     "Ground Lessee Easements" has the meaning ascribed to such term in the Ground Lease.

     "Hazardous Material" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls ("PCBs") and any other chemicals, materials or substances which are now or hereafter become defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous wastes", "restricted hazardous wastes", "toxic substances" or "toxic pollutants" under, or are regulated or become regulated as such by Environmental Laws, including but not limited to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. (S) 9601 et seq.); the Hazardous Material Transportation Act, as amended (42 U.S.C (S) 1801 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. (S) 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. (S) 2601); the Clean Air Act, as amended (42 U.S.C (S) 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. (S) 1251 et seq.); the Michigan Natural Resources and Environmental Protection Act, as amended (MCLA (S) 324.101 et seq.); or in the regulations promulgated pursuant to said Laws.

     "Indebtedness" means, as to any Person, all obligations of such Person (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables or accruals incurred in the ordinary course of business),
(d) under capital leases, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

     "Independent Engineer" means, initially, Stone & Webster Management Consultants, Inc. and thereafter any other engineering or consulting entity acting as Lender's or EES Coke's independent engineer.

     "Independent Environmental Consultant" means, initially, Geraghty & Miller and thereafter any other consulting entity acting as Lender's or EES Coke's independent environmental consultant.

     "Intellectual Property" means all patent rights, copyright rights, formulae, processes, designs, methodologies, computer programs (including all source codes) and related documentation, technical information and manufacturing, engineering and technical drawings, owned or controlled by NSC and used in connection with the ownership, design, engineering, construction, operation or maintenance of the Coke Facilities.

     "Investment Grade" means a rating in one of the four highest categories (without regard to subcategories within such rating categories) by Standard & Poor's or Moody's.

     "Late Payment Rate" means a rate of interest per annum equal to the lesser of (i) two percent (2%) above the rate quoted for six (6) month London Interbank Offered Rates (LIBOR) under the caption "Money Rates" in The Wall Street Journal on the Due Date or required date of payment in question, which rate shall be adjusted every six months thereafter, or (ii) the maximum rate of interest permitted by applicable Law.

     "Law" means any law, statute, act, decree, ordinance, rule, directive (to the extent having the force of law), order, final non-appealable judgment directly applicable to the relevant Party, treaty, code or regulation (including any of the foregoing relating to health or safety matters or any Environmental
Law) or any interpretation of any of the foregoing, as enacted, issued or promulgated by any Governmental Authority, including all amendments, modifications, extensions, replacements or re-enactments thereof.

     "Leased Premises" shall have the meaning ascribed to such term in the Ground Lease.

     "Lender" means any Person or Persons providing debt financing or refinancing under the Financing Documents to EES Coke for the acquisition, ownership, operation and maintenance of the Coke Facilities and their permitted successors and assigns, including any agent or trustee for such Person or Persons.

     "Liabilities" means, as to any Person, all Indebtedness, obligations and other liabilities of such Person (whether absolute, accrued, contingent, fixed or otherwise, and whether due or to become due).

     "Lien" means any mortgage, pledge, security interest, lien, levy, charge or other encumbrance of any kind whatsoever, or any conditional sale Contract, title retention Contract or other Contract giving effect to any of the foregoing, except for (a) any exceptions to title reasonably acceptable to EES Coke which are contained in the title insurance policy for the Coke Facilities and the Site in effect on the Closing Date, (b) liens for Property Taxes not yet due and payable and (c) liens imposed by operation of law for amounts not yet due and payable including, without limitation, carriers', materialmen's and mechanics' liens.

     "Material Subsidiary" means, on any date of determination thereof, any subsidiary of NSC that, for the twelve-month period ending on the last day of the most recently concluded calendar quarter, had gross revenues in excess of $50 million.

     "Moody's" means Moody's Investors Services, Inc., a Delaware corporation.

     "NCA" means NKK Capital of America, Inc., a Delaware corporation.

     "NSC" has the meaning ascribed to it in the first paragraph of this Agreement.

     "NSC Competitor" means any Person that is a competitor of NSC or any of its Material Subsidiaries, provided that a Person who is a merchant coke producer who is not also a steel producer or an Affiliate of a steel producer shall not be deemed to be a competitor of NSC or any of its Material Subsidiaries.

     "NSC's Knowledge" or words of similar import shall mean the actual knowledge of any officer of NSC on the Closing Date, any member of NSC's board of directors on the Closing Date, or any NSC employee listed on Schedule I.

     "NUF" means NUF Corporation, a Delaware corporation.

     "O&M Agreement" means the Operation and Maintenance Agreement, dated as of June 6, 1997, by and between NSC and EES Coke relating to, among other things, the operation and maintenance of the Coke Facilities.

     "Operating Manual" has the meaning given such term in the O&M Agreement.

     "Payee" has the meaning ascribed to such term in Section 9.4.

     "Payor" has the meaning ascribed to such term in Section 9.4.

     "Payment Rate" shall mean a rate of interest per annum equal to one percent (1%) above the rate quoted for six (6) month London Interbank Offered Rates (LIBOR) under the caption "Money Rates" in the Wall Street Journal on the due date or required date of payment in question, which rate shall be adjusted every six months thereafter.

     "Permitted Liens" means (i) Liens specifically created, required or permitted by the Project Contracts or the Financing Documents or otherwise created by EES Coke, (ii) any exceptions to title which are contained in the title insurance policy for the Coke

Facilities and the Site in effect on the Closing Date, (iii) Liens for Property Taxes not yet due and payable, and (iv) Liens imposed by operation of law for amounts not yet due and payable including, without limitation, carriers', materialmen's and mechanics' liens; provided that, in the case of clauses (iii) and (iv) above, if such Lien arises as a result of the failure of EES Coke to pay directly or through the operator of the Coke Facilities the underlying obligations relating thereto, then such Lien shall be deemed a "Permitted Lien".

     "Person" means any individual, corporation, partnership, joint venture, association, business, trust, unincorporated organization, Governmental Authority, limited liability company, or other entity.

     "Proceeds" has the meaning ascribed to such term in Section 3.7(b).

     "Project Assets" means the Coke Facilities and Spare Parts but shall not include any of the Excluded Assets.

     "Project Contracts" means, collectively, this Agreement, the Assignment and Assumption Instruments, the By-Products Sales Agreements, the Coal Inventory Purchase Agreement, the Coal Supply Agreement, the Coke Oven Gas Sales Agreement, the Coke Sales Agreement, the Common Facilities Agreement, the Ground Lease, the O&M Agreement, the Tax Indemnity Agreement, the Environmental Indemnity and Environmental Fund Agreement, the DTE Ownership Maintenance Agreement, the Coal Consulting Agreement, the Consent to Assignment, and the Technology License Agreement.

     "Property Taxes" means any tax levied and/or collected pursuant to the Michigan General Property Tax Act (MCL, 211.1 et. seq.) and/or pursuant to the Industrial Facilities Tax Abatement Act (MCL 201.557 et. seq.) or any future legislation enacted in substitution therefor or in addition thereto where the tax is calculated and levied by imposing a tax rate upon an amount based on the value of real or personal property.

     "Prudent Operating and Maintenance Practices" has the meaning ascribed to it in the O&M Agreement.

     "Purchase Price" has the meaning ascribed to it in Section 2.3.

     "Required Credits" has the meaning ascribed to it in Section 5.4.

     "Retained Liabilities" has the meaning ascribed to it in Section 2.2.

     "Site" has the meaning ascribed to it in the Ground Lease.

     "Spare Parts" means spare parts which meet all of the following conditions:
(a) are located at the Coke Battery or are otherwise capitalized or expensed to the Coke Battery on NSC's accounting records, in each case as of the Closing Date, (b) are being used or held for use in connection with, or otherwise related to, the production, storage, transportation or marketing of Coke and By-Products, and (c) consist of the normal complement of spare parts located at the Coke Battery, and in any event shall include the Specified Capital Spare Parts.

     "Specified Capital Spare Parts" means the Spare Parts listed on Schedule 2.1(a).

     "Standard & Poor's" means Standard & Poor's Ratings Group, a New York corporation.

     "Subsidized Energy Financing" has the meaning ascribed to such term in
Section 3.7(c).

     "Tax Accountants" has the meaning ascribed to it in Section 9.1(b)(ii).

     "Tax Benefits" has the meaning ascribed to it in Section 9.1(a).

     "Taxes" means any tax, charge, impost, tariff, duty or fee of any kind charged, imposed or levied, directly or indirectly, by any Governmental Authority, including any value-added tax, sales tax, stamp duty, import duty, withholding tax (whether on income, dividends, interest payments, fees, equipment rentals or otherwise), tax on foreign currency loans or foreign exchange transactions, excise tax, property tax, registration fee or license, water tax or environmental, energy or fuel tax including any interest, penalties or other additions thereon.

     "Tax Indemnity Agreement" means the Tax Indemnity Agreement, dated as of June 6, 1997, by and between EES Coke and NSC.

     "Technology License and Assignment Agreement" means the Technology License and Assignment Agreement, dated as of June 6, 1997, by and between EES Coke and NSC providing for, among other things, the use by EES Coke of certain Intellectual Property owned by or under the control of NSC.

     "Third Party Consents" has the meaning ascribed to it in Section 2.6.